SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           ________________________

Check the appropriate box:
--------------------------

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

                           ________________________

                           ALEXANDER & BALDWIN, INC.
               -------------------------------------------------
                (Name of Registrant as Specified in its Charter)


               -------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)
                           ________________________

Payment of Filing Fee (Check the appropriate box):
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[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                            ALEXANDER & BALDWIN, INC.
                    822 Bishop Street, Honolulu, Hawaii 96813


                                                              March 6, 2006

To the Shareholders of Alexander & Baldwin, Inc.:

         The 2006 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Bankers Club on the 30th Floor of the First Hawaiian Center, 999 Bishop Street (a map providing directions to the Annual Meeting is located on the following page), Honolulu, Hawaii, on Thursday, April 27, 2006 at 8:30 a.m. You are invited to attend the meeting, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 2005, and our future plans and expectations.

         Whether or not you now plan to attend the Annual Meeting, we encourage you to sign, date and mail the enclosed proxy and return it in the enclosed envelope at your earliest convenience. Alternatively, A&B shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are set forth in the enclosed proxy.

         Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                                      Sincerely,

                                      /s/ W. Allen Doane

                                      W. ALLEN DOANE
                                      President and Chief Executive Officer

[OBJECT OMITTED]

                            ALEXANDER & BALDWIN, INC.
                    822 Bishop Street, Honolulu, Hawaii 96813



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


         Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Bankers Club on the 30th Floor of the First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, on Thursday, April 27, 2006, at 8:30 a.m., Honolulu time, for the following purposes:

         1. To elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

         2.       To ratify the appointment of auditors for the ensuing year;
                  and

         3. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on February 17, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

         PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR BY TELEPHONE.

                                   By Order of the Board of Directors

                                   /s/ Alyson J. Nakamura

                                   ALYSON J. NAKAMURA
                                   Secretary


March 6, 2006

                            ALEXANDER & BALDWIN, INC.
                    822 Bishop Street, Honolulu, Hawaii 96813



                                 PROXY STATEMENT


GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 27, 2006 and at any adjournment or postponement thereof (the "Annual Meeting"). Shareholders may submit their proxies either by signing, dating and returning the enclosed proxy, or via the Internet or by telephone in accordance with the procedures set forth in the enclosed proxy. A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy or subsequent Internet or telephonic proxy, or by voting in person at the Annual Meeting.

         Only shareholders of record at the close of business on February 17, 2006 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 44,188,971 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors and the ratification of the appointment of auditors. Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the ratification of auditors.

         Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone or personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries that are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies, at a cost of $9,500 plus reasonable out-of-pocket expenses.

         This Proxy Statement and the enclosed proxy are being mailed to shareholders, and are being made available on the Internet at www.alexanderbaldwin.com, on or about March 6, 2006.

ELECTION OF DIRECTORS

         Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

         Nominees. The nominees of the Board of Directors are the eight persons named below, all of whom currently are members of the Board of Directors. The Board has reviewed each of its current directors and has determined that all such persons, with the exception of Mr. Doane, who is an executive officer of A&B, are independent under Nasdaq rules. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate. Under A&B's retirement policy for directors, Carson R. McKissick and Charles M. Stockholm, who have served as directors since 1971 and 1972, respectively, are retiring from the Board at the Annual Meeting. In addition to their service as directors, Mr. Stockholm has served as Chairman of the Board since 1999, and Mr. McKissick has served as Chairman of the Audit Committee since 1989. The Board and management of A&B thank Messrs. McKissick and Stockholm for their years of service and valued advice.

         The following table sets forth the name, age (as of March 31, 2006) and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during at least the last five years, and the year each first was elected or appointed a director.


                    Principal occupation, information as to
                    other positions with A&B, and other                Director
   Name             directorships                                Age    since
   ----             ------------------------------------------   ---   --------

Michael J. Chun     President and Headmaster, The Kamehameha      62     1990
                    Schools, Kapalama Campus, Honolulu, Hawaii
                    (educational institution) since June 1988;
                    Director of Bank of Hawaii Corporation.

W. Allen Doane      President and Chief Executive Officer of      58     1998
                    A&B since October 1998; Chairman of
                    the Board of A&B's subsidiary, Matson
                    Navigation Company, Inc. ("Matson"), from
                    July 2002 to January 2004; Vice Chairman of the Board of Matson from January 2004 to present and from December 1998 to July 2002;
                    Executive Vice President of A&B from August
                    1998 to October 1998; Chief Executive
                    Officer of A&B's subsidiary, A&B-Hawaii,
                    Inc. ("ABHI"), from January 1997 to December
                    1999, when ABHI was merged into A&B;
                    President of ABHI from April 1995 to
                    December 1999; Director of BancWest
                    Corporation and its banking subsidiary,
                    First Hawaiian Bank. Mr. Doane has been appointed Chairman of the Board of A&B, effective upon election as a director at A&B's 2006 Annual Meeting.

Walter A. Dods,     Chairman of the Board of BancWest             64     1989
Jr.                 Corporation and its subsidiary, First
                    Hawaiian Bank, Honolulu, Hawaii,
                    (banking) since September 1989; Chief
                    Executive Officer of BancWest Corporation and its subsidiary, First Hawaiian Bank, from September 1989 through December 2004;
                    Director of BancWest Corporation and its banking subsidiaries, First Hawaiian Bank and Bank of the West; Director of Maui
                    Land & Pineapple Company, Inc. since October
                    2004.  Mr. Dods has been appointed lead
                    independent director of A&B, effective upon election as a director at A&B's 2006
                    Annual Meeting.

Charles G. King     President and Dealer Principal, King          60     1989
                    Auto Center, Lihue, Kauai, Hawaii
                    (automobile dealership) since October
                    1995; Dealer Principal, King Windward
                    Nissan, Kaneohe, Oahu, Hawaii (automobile dealership) since February 1999; Dealer
                    Principal, King Infiniti (automobile
                    dealership) since April 2004.

Constance H. Lau    President, Chief Executive Officer and        54     2004
                    Director of American Savings Bank,
                    F.S.B. ("ASB"), Honolulu, Hawaii
                    (banking), a subsidiary of Hawaiian
                    Electric Industries, Inc. ("HEI"), since
                    June 2001; Chief Operating Officer and
                    Senior Executive Vice President of ASB from
                    December 1999 to June 2001.  Effective
                    May 2, 2006, Ms. Lau has been appointed
                    President and Chief Executive Officer of
                    HEI and Chairman of ASB and Hawaiian
                    Electric Company, Inc., HEI's electric
                    utility subsidiary, and has been nominated to serve as a Director of HEI, with a term commencing in May 2006.

Douglas M.          President and Chief Executive Officer of      51     2005
Pasquale            Nationwide Health Properties, Inc. ("NHP")
                    (healthcare real estate investment trust) since April 2004; Director of NHP since
                    November 2003; Executive Vice President
                    and Chief Operating Officer of NHP from
                    November 2003 to April 2004; Chairman
                    of the Board and Chief Executive Officer of ARV Assisted Living, Inc. from
                    December 1999 to September 2003; President and Chief Executive Officer of Atria
                    Senior Living Group from April 2003 to
                    September 2003.

Maryanna G. Shaw    Private investor.                             67     1980

Jeffrey N.          Senior Partner, Watanabe Ing Kawashima &      63     2003
Watanabe            Komeiji LLP, Honolulu, Hawaii
                    (attorneys at law) since 1990; Director
                    of HEI; Non-Executive Chairman of the
                    Board of HEI, effective May 2, 2006.

         The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written shareholder's notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

         Shareholders should note that separate procedures have been established for shareholders to submit director candidates for consideration by the Nominating and Corporate Governance Committee. These procedures are described below under the subsection "Nominating Committee Processes."


CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

         Board of Directors and Committees of the Board. The Board of Directors held nine meetings during 2005. In conjunction with several of these meetings, the independent directors of A&B met in formally-scheduled executive sessions, led by the Chairman of the Board. All directors were present for 75 percent or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

         The current members of the Audit Committee, which held seven meetings during 2005, are Mr. McKissick, Chairman, Mr. Dods, Ms. Lau, Mr. Pasquale and Ms. Shaw, each of whom is an independent director under the applicable Nasdaq listing standards. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, and are summarized in the Audit Committee Report which appears in this Proxy Statement. A current copy of the charter of the Audit Committee is available on the corporate governance page of A&B's corporate website at www.alexanderbaldwin.com.

         The current members of the Compensation Committee, which held six meetings during 2005, are Mr. King, Chairman, Dr. Chun, Mr. Stockholm and Mr. Watanabe, each of whom is an independent director under the applicable Nasdaq listing standards. The Compensation Committee has general responsibility for management and other salaried employee compensation and benefits, including incentive compensation and stock incentive plans. The Compensation Committee also determines the compensation for A&B's Chief Executive Officer. The Compensation Committee is governed by a charter, a current copy of which is available on the corporate governance page of A&B's corporate website at www.alexanderbaldwin.com.

         The current members of the Nominating and Corporate Governance Committee (the "Nominating Committee"), which held four meetings in 2005, are Mr. Stockholm, Chairman, and Messrs. Dods and McKissick, each of whom is an independent director under the applicable Nasdaq listing standards. The functions of the Nominating Committee include identifying and recommending to the Board individuals qualified to serve as directors of A&B; recommending to the Board the size of committees of the Board and monitoring the functioning of the committees; advising on Board composition and procedures; reviewing corporate governance principles and other corporate governance issues; and overseeing the annual evaluation of the Board and evaluating the Nominating Committee's performance. The Nominating Committee is governed by a charter, a current copy of which is available on the corporate governance page of A&B's corporate website at www.alexanderbaldwin.com.

         Nominating Committee Processes. The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of qualified persons who might be available to serve on the Board. The Committee also, from time to time, engages firms that specialize in identifying director candidates.

         The Nominating Committee also will consider director candidates recommended by shareholders. In considering such candidates, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit a written recommendation that includes the name of the shareholder, evidence of the shareholder's ownership of A&B stock (including the number of shares owned and the length of time of ownership), the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of A&B and the candidate's consent to be named as a director if approved by the Nominating Committee and nominated by the Board.

         The shareholder recommendation and information described above must be sent to the Corporate Secretary at 822 Bishop Street, Honolulu, Hawaii 96813 and must be received not less than 120 days before the anniversary of the date on which A&B's Proxy Statement was released to shareholders in connection with the previous year's annual meeting.

         The Nominating Committee believes that the minimum qualifications for serving as a director of A&B are that a nominee demonstrate high ethical standards, a commitment to shareholders, a genuine interest in A&B and a willingness and ability to devote adequate time to a director's duties. The Committee also is authorized to consider such other factors that it deems to be in the best interests of A&B and its shareholders.

         Once a potential candidate has been identified by the Nominating Committee, the Committee collects and reviews information regarding the person to determine whether the person should be considered further. If appropriate, the Committee may request information from the candidate, review the person's accomplishments and qualifications, and conduct interviews with the candidate. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

         A&B paid a fee to a third-party search firm to assist in identifying and evaluating candidates for nomination as directors. The search firm provided information on potential candidates, assisted in background reviews and performed other functions in connection with assisting the Nominating Committee in identifying and evaluating potential director candidates.

         Compensation of Directors. Outside directors received an annual cash retainer of $27,000 and an additional $7,500 if also serving as Chairperson of the Compensation Committee or the Nominating Committee, and an additional $10,000 if serving as Chairperson of the Audit Committee. Annual compensation for the lead independent director will be $20,000 effective April 27, 2006. Outside directors received an attendance fee of $1,200 per Board meeting and, in addition, attendance fees of $1,200 and $1,000 per committee meeting if also serving as chairpersons and members, respectively, of Board committees. Pursuant to an agreement with A&B, Mr. Stockholm, A&B's non-executive Chairman of the Board, has received an additional annual retainer of $150,000 since 1999. In 2006, Mr. Stockholm also received a discretionary cash bonus in the amount of $125,000 for services rendered in 2005. All directors of A&B served as directors of A&B's Matson subsidiary and, in such capacities, outside directors received attendance fees of $1,000 per Matson Board meeting. Outside directors may defer up to 100 percent of their annual cash retainer and meeting fees until retirement or until such earlier date as they may select. No directors have deferred such fees. In addition to the annual cash retainer and meeting fees, each individual who served as an outside director during 2005 received an annual stock retainer of 300 shares of A&B common stock (or a proportionate amount if the director served for less than a full year), which had a fair market value of $13,095 on the date of the award. Directors who are employees of A&B or its subsidiaries do not receive compensation for serving as directors.

         Under A&B's 1998 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), a non-qualified stock option to purchase 8,000 shares of A&B common stock automatically is granted at each Annual Meeting of Shareholders to each individual who is, at the meeting, elected or reelected as an outside director of A&B. The option price per share is the mean between the highest and lowest selling prices per share of A&B common stock on the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable in three equal annual installments, beginning one year after the grant date. At the 2005 Annual Meeting, held on April 28, 2005, options to purchase 8,000 shares of A&B common stock, at an exercise price of $40.38 per share, were granted to each of the outside directors under the Non-Employee Director Plan.

         In the past, A&B has maintained life insurance, personal excess liability insurance and a retirement plan, and provided medical and dental benefits for its outside directors. These benefits ceased as of December 31, 2004 (with the exception of medical and dental benefits, which ceased as of June 30, 2005). In 2005, outside directors were reimbursed for their estimated income tax liability by reason of A&B's payments through June 30, 2005 for medical and dental benefits, as applicable. Under the retirement plan, a director with five or more years of service will receive a lump-sum payment upon retirement or attainment of age 65, whichever is later (but in no event later than the date of the first annual meeting of shareholders after the director attains age 72), that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over five years. Effective December 31, 2004, these retirement benefits were frozen based on a director's service and retainer on that date and no further benefits accrue for subsequent periods. Directors retained business travel accident coverage of $200,000 for themselves and $50,000 for their spouses while accompanying directors on A&B business. They also may participate in the Company's matching gifts program, in which the Company matches contributions to qualified cultural and educational organizations up to a maximum of $3,000 for each director, and in the Company's deferred compensation program. In February 2005, the Board adopted a "Share Ownership Guideline Policy" for itself, encouraging each non-employee director by April 1, 2010 to own A&B common stock with either a value of five times the amount of the 2005 cash retainer of $27,000 or three thousand (3,000) shares.

         Shareholder Communications with Directors. The Board has a process to receive communications from shareholders. Shareholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, correspondence should be addressed to the Board of Directors or any one or more individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o A&B Law Department" at A&B's headquarters at 822 Bishop Street, Honolulu, Hawaii 96813.

         All communications received as set forth in the preceding paragraph will be opened by the A&B Law Department for the sole purpose of determining whether the contents constitute a communication to A&B's directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the director or directors to whom it is addressed. In the case of communications to the Board or to any group of directors, the A&B Law Department will make sufficient copies of the contents to send to each addressee.

         In addition, it is A&B policy that directors are invited and strongly encouraged to attend the Annual Meeting of Shareholders. All ten members of the Board of Directors were in attendance at the 2005 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

         The following table lists the names and addresses of the only shareholders known by A&B to have owned beneficially more than five percent of A&B's common stock outstanding on February 17, 2006, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.

        Name and Address                      Amount of            Percent of
        of Beneficial Owner              Beneficial Ownership        Class
        -------------------              --------------------      ----------

        FMR Corp.                            6,583,395 (a)           14.9
        82 Devonshire
        Boston, MA  02109

--------------------

(a) As reported in Amendment No. 4 to Schedule 13G dated February 14, 2006 (the "FMR 13G") filed with the SEC. According to the FMR 13G, FMR Corp., through its subsidiaries, Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc., and an affiliate of FMR Corp., Fidelity International Limited, has, in the aggregate, sole voting power over 2,778,808 shares, sole dispositive power over all 6,583,395 shares, and does not have shared voting or dispositive power over any shares.

CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

         Security Ownership of Directors and Executive Officers. The following table shows the number of shares of A&B common stock beneficially owned as of February 17, 2006 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

                                      Number of
            Name or Number              Shares             Stock                                 Percent
              in Group               Owned (a)(b)        Options (c)            Total            of Class
            --------------           ------------        -----------            -----            --------

Michael J. Chun                          4,453             26,514               30,967               --
W. Allen Doane                         192,562            333,499              526,061              1.2
Walter A. Dods, Jr.                     13,238             31,999               45,237              0.1
Charles G. King                         10,485             31,999               42,484               --
Constance H. Lau                           700              7,999                8,699               --
Carson R. McKissick                      7,600             31,999               39,599               --
Douglas M. Pasquale                        550              2,666                3,216               --
Maryanna G. Shaw                       279,485             31,999              311,484              0.7
Charles M. Stockholm                    17,046              6,333               23,379               --
Jeffrey N. Watanabe                        821             10,999               11,820               --
James S. Andrasick                      85,042             34,166              119,208              0.3
Stanley M. Kuriyama                     79,737            108,966              188,703              0.4
Matthew J. Cox                          15,898             14,034               29,932               --
Christopher J. Benjamin                 22,574             19,432               42,006                --
21 Directors, Nominees
  and Executive Officers
  as a Group                           851,758            764,471            1,616,229              3.6


--------------------

(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows: Mr. McKissick - 600 shares; in addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Amounts do not include shares beneficially owned in a fiduciary capacity by trust companies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, including as follows:
         BancWest Corporation - 880,360 shares, Bank of Hawaii - 524,838 shares, The Wallace Alexander Gerbode Foundation, of which Ms. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee -
         400 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows: Dr. Michael J. Chun - 3,526 shares, Mr. King - 685 shares, Ms. Lau - 200 shares, Mr. Pasquale - 550 shares, Ms. Shaw - 18,248 shares, and directors, nominees and executive officers as a group - 27,038 shares, and (ii) sole voting power only: directors, nominees and executive officers as a group - 742 shares.

(c) Amounts reflect shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 5, 2006 through the exercise of stock options.

         Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. A&B believes that during fiscal 2005, its directors and executive officers filed all reports required to be filed under Section 16(a) on a timely basis, except that, due to an administrative oversight, Matthew J. Cox, Executive Vice President and Chief Operating Officer of Matson, was required to file a Form 4 on or before May 3, 2005, with respect to the acquisition of 141 common stock-equivalent units, but such Form 4 was filed on January 27, 2006.

         Certain Relationships and Transactions. Walter A. Dods, Jr., a director of A&B, purchased two residential units on January 11, 2006, at market prices in a project being developed by a limited liability company in which a subsidiary of A&B is a member, for an aggregate purchase price of $1,950,000. Both G. Stephen Holaday, General Manager, Hawaiian Commercial & Sugar Company, and the adult son of Carson R. McKissick, a director of A&B who is not standing for reelection due to retirement, have entered into agreements to purchase condominium units in a project being developed by a limited liability company in which a subsidiary of A&B is a member, for a purchase price of $1,817,500 and $1,070,000, respectively. Charles G. King, a director of A&B, owns a 6.1 percent interest, and Mr. King's brother owns a 65 percent interest, in a corporation that has entered into a five-year commercial lease (with one five-year renewal option) at market rates with a subsidiary of A&B. The amount of rent paid in 2005 was $124,875, and the remaining aggregate rental obligation under the five-year lease term is $779,850.

         Constance H. Lau, a director of A&B, has been appointed President and Chief Executive Officer of Hawaiian Electric Industries, Inc. ("HEI"), effective May 2, 2006. She also is President, Chief Executive Officer and a director of American Savings Bank, F.S.B., a subsidiary of HEI. A&B and its subsidiaries have a number of relationships with American Savings Bank, including:

         American Savings Bank (i) has a 9 percent participation in A&B's $200,000,000 revolving credit and term loan agreement under which no amount was outstanding at February 15, 2006, (ii) had a 13.08 percent participation in a $130,000,000 construction loan made to a limited liability company in which a subsidiary of A&B is a member, that was paid in full on January 11, 2006, and for which a limited guarantee equal to the lesser of $15,000,000 or 15.5 percent of the outstanding loan balance was executed by an A&B subsidiary, (iii) has a $40,000,000 construction loan made to a limited liability company in which a subsidiary of A&B is a member, that had a total outstanding balance of $16,184,714 at February 15, 2006, (iv) intends to enter into a $40,000,000 construction loan with a limited liability company in which a subsidiary of A&B is a member during the first quarter of 2006, (v) is a commercial tenant in certain properties owned by A&B or its subsidiaries, under leases with terms expiring from May 2006 to December 2017, with aggregate net rents in 2005 of $455,612, and from and after January 1, 2006 of $4,090,952, and (vi) is a holdover licensee in A&B's Maui Mall Shopping Center, with a month-to-month license for a monthly rent of $1,282 per month. A&B also has two certificates of deposit with American Savings Bank that total $44,663 and which have maturities of less than six months.

         In 2005, an A&B division sold electricity that it had produced to Maui Electric Company, Inc., an HEI subsidiary, in the amount of approximately $16,022,000.

         Ms. Lau's spouse is the Vice Chairman, Chief Executive Officer and Director of Finance Factors, Ltd., a Hawaii-based financial institution. Finance Factors had a 2.31 percent participation in a $130,000,000 construction loan made to a limited liability company in which a subsidiary of A&B is a member, that was paid in full on January 11, 2006, and for which a limited guarantee equal to the lesser of $15,000,000 or 15.5 percent of the outstanding loan balance was executed by an A&B subsidiary. Finance Factors has two commercial leases with A&B, with terms expiring in November 2007 and November 2012, with aggregate net rents in 2005 of approximately $59,095, and from and after January 1, 2006 of approximately $450,820. In addition, Ms. Lau's brother-in-law is a partner in a law firm that was a commercial tenant in an office building owned by a subsidiary of A&B until October 2005. As part of a normal, arms-length lease renegotiation process, lease rent in 2005 was abated in return for a release of claims relating to water intrusion and for a new ten-year lease term.

         The brother of Matthew J. Cox, Executive Vice President and Chief Operating Officer of Matson, is an officer in a company from which Matson leased transportation equipment in 2005 in the amount of $1,188,765.

         Jeffrey N. Watanabe, a director of A&B, is a partner in a law firm that performed legal services for a limited liability company in which a subsidiary of A&B is a member.

         Code of Ethics. A&B has adopted a Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer and Controller (the "Code"). A copy of the Code, along with copies of Codes of Conduct applicable to all directors, officers and employees of A&B, is posted on the corporate governance page of A&B's website, www.alexanderbaldwin.com. A&B intends to satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code by posting such information on its website.


EXECUTIVE COMPENSATION

         Summary of Cash and Other Compensation. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers. As used in this Proxy Statement, "named executive officers" means all persons identified in the Summary Compensation Table.



                                                    SUMMARY COMPENSATION TABLE


                                                                                   Long-Term Compensation
                                                                                   ----------------------
                                              Annual Compensation                    Awards              Payouts
                                       --------------------------------    --------------------------    -------
       (a)                     (b)       (c)         (d)          (e)         (f)           (g)            (h)            (i)
                                                                 Other
                                                                 Annual    Restricted     Securities                      All
                                                                Compen-      Stock        Underlying       LTIP          Other
     Name and                                                    sation      Awards      Options/SARs    Payouts        Compen-
Principal Position             Year    Salary($)  Bonus($)(5)    ($)(8)      ($)(9)          (#)         ($)(10)      sation($)(12)
------------------             ----    ---------  -----------    ------      ------      ------------    -------      -------------

W. Allen Doane                 2005    755,000    450,054(6)      2,533     2,808,306       70,000      850,000           28,950
President and Chief            2004    716,250    425,025(6)      2,424     1,173,555       85,000      850,000           27,638
Executive Officer of A&B       2003    690,000    400,039(6)      2,135       599,961       85,000      250,000           34,500

James S. Andrasick (1)         2005    477,076    223,006(6)      1,563       965,546       21,200      396,000           18,512
President and Chief Executive  2004    476,400    205,390(6)     61,819       879,221       41,300      200,085(11)       20,442
Officer of Matson              2003    380,167    312,012(6)    315,983       546,283       40,000       52,323(11)       19,008

Stanley M. Kuriyama (2)        2005    333,750    144,499(6)      1,013       636,671       14,100      180,676           16,313
President and Chief Executive  2004    259,725    143,087(6)        506       316,543       30,400      250,000           13,942
Officer, A&B Land Group        2003    248,100    150,002(6)        466       303,400       25,000       52,276(11)       12,405

Matthew J. Cox (3)             2005    289,456    169,383(6)        521       307,242        5,700       62,400(11)       14,984
Exec. Vice President and       2004    281,024    184,665(7)        521       123,188       10,200       87,572(11)       14,581
Chief Operating Officer of     2003    264,216    177,120           480             0       16,000        6,150           13,211
Matson

Christopher J. Benjamin (4)    2005    251,250    190,522(6)      1,013       327,232        9,900            0           13,838
Senior Vice President and      2004    203,594    120,953(6)        506       169,282       20,900            0           12,216
Chief Financial Officer        2003    150,167     42,207(6)        321        11,146        5,000            0            7,508



(1) Mr. Andrasick became an executive officer of A&B effective June 2000, as Senior Vice President, Chief Financial Officer and Treasurer. He was appointed Executive Vice President of A&B, effective April 25, 2002, and was appointed President and Chief Executive Officer of Matson, effective July 1, 2002. He ceased to serve as Chief Financial Officer and Treasurer, effective February 9, 2004.

(2) Mr. Kuriyama was appointed President and Chief Executive Officer of A&B's Land Group, effective July 1, 2005. He also serves as Vice Chairman and Chief Executive Officer of A&B Properties, Inc., a position he has held since December 1999.

(3) Mr. Cox was appointed Executive Vice President and Chief Operating Officer of Matson, effective July 1, 2005. He had been Senior Vice President and Chief Financial Officer of Matson from June 2001 to July 2005.

(4) Mr. Benjamin was appointed Senior Vice President of A&B, effective July 1, 2005. He had been Vice President of A&B from April 2003 to July 2005. He was appointed Chief Financial Officer of A&B, effective February 9, 2004.

(5) "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan"), except as set forth in note (6).

(6) Represents the portion of the named executive officer's award under the One-Year Plan payable in cash. The named executive officer elected to receive the balance of the One-Year Plan award in restricted stock, the value of which is included in column (f). In the case of Mr. Andrasick in 2003, the amount also includes a bonus of $130,000 in recognition of his dual responsibilities during that year as President and Chief Executive Officer of Matson and Chief Financial Officer and Treasurer of A&B.

(7) Includes (i) the portion of the named executive officer's award under the One-Year Plan which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and
       (ii) additional common stock-equivalent units awarded, in the discretion of the Compensation Committee, in an amount equal to 50 percent of the common stock-equivalent units into which the deferred One-Year Plan award was converted.

(8) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of A&B's payments for the cost of personal excess liability insurance. Personal excess liability insurance for executives was cancelled effective December 31, 2005. In the case of Mr. Andrasick, in 2003 such amount also includes payments of (i) $100,000 in consideration of his relocation from Honolulu, Hawaii to San Francisco, California to serve as President and Chief Executive Officer of Matson, (ii) $123,373 in reimbursement for temporary living and other costs incurred in connection with his relocation and (iii) $91,170 in reimbursement for taxes associated with the payments made in (ii), and in 2004, such amount also included $34,800 in reimbursement for additional costs associated with his relocation.

(9) Represents (i) the dollar amount of One-Year Plan awards, for the fiscal year identified in column (b), elected to be received in restricted stock, (ii) the dollar amount of A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") awards, for the three-year plan cycle ending with and including the fiscal year identified in column (b), elected to be received in restricted stock, (iii) additional restricted stock awarded, in the discretion of the Compensation Committee, in an amount equal to 50% of the dollar amount of the One-Year Plan and/or the Three-Year Plan award that the named executive officer has elected to take in stock, and (iv) the dollar amount of restricted stock granted under the A&B 1998 Stock Option/Stock Incentive Plan for the fiscal year identified in column (b). As of December 31, 2005, the number and value (based upon a $54.24 per share closing price of A&B's common stock on December 30, 2005) of shares of restricted stock held by the named executive officers are as follows: Mr. Doane - 100,612 shares ($5,457,195); Mr. Andrasick - 59,830 shares ($3,245,179); Mr. Kuriyama -
       32,749 shares ($1,776,306); Mr. Cox - 6,664 shares ($361,455); and Mr.
       Benjamin - 11,650 shares ($631,896). Dividends are payable on the restricted shares to the extent payable on A&B's common stock generally.

(10) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(11) Represents the portion of the named executive officer's award under the Three-Year Plan payable in cash. The named executive officer elected to receive the balance of the Three-Year Plan award in restricted stock, the value of which is included in column (f).

(12) "All Other Compensation" for 2005 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan and A&B Individual Deferred Compensation Plan ($12,600 each for Messrs. Doane, Kuriyama, Cox and Benjamin and $10,500 for Mr. Andrasick); and (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Compensation Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Doane - $16,350, Mr. Andrasick - $8,012, Mr. Kuriyama - $3,713, Mr. Cox - $2,384, and Mr. Benjamin - $1,238).

         Option Grants. The following table contains information concerning the grant of stock options under A&B's 1998 Stock Option/Stock Incentive Plan ("1998 Plan") during 2005 to the named executive officers.



                          OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                       INDIVIDUAL GRANTS
     -------------------------------------------------------------------------------------
        (a)                      (b)             (c)             (d)               (e)               (f)

                              Number of     Percent of Total
                              Securities      Options/SARs     Exercise
                              Underlying       Granted to      or Base                            Grant Date
                             Options/SARs      Employees        Price                            Present Value
        Name                  Granted (#)    in Fiscal Year    ($/share)      Expiration Date        ($)(2)
        ----                 ------------   ----------------   ---------      ---------------     -------------

W. Allen Doane               70,000(1)           26.1%          44.445       January 25, 2015        725,032

James S. Andrasick           21,200(1)            7.9%          44.445       January 25, 2015        219,581

Stanley M. Kuriyama          14,100(1)            5.3%          44.445       January 25, 2015        146,042

Matthew J. Cox                5,700(1)            2.1%          44.445       January 25, 2015         59,038

Christopher J. Benjamin       9,900(1)            3.7%          44.445       January 25, 2015        102,540


(1) Options granted on January 26, 2005 under the 1998 Plan with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options become exercisable in three annual installments beginning one year after the date of grant. No stock appreciation rights were granted with these options.

(2) Based on the Black-Scholes option pricing model, the assumptions used included: (i) stock volatility of 22.21%, (ii) the expected exercise of options in 6.4 years, (iii) a risk-free rate of return of 4.0%, (iv) a discount of 6.15% for the forfeiture resulting from an executive officer's termination of employment prior to exercise, and (v) a long-term dividend yield of 2.19%. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

         Option Exercises and Fiscal Year-End Holdings. The following table provides information, with respect to the named executive officers, concerning
(i) the exercise of stock options and stock appreciation rights during the 2005 fiscal year and the value realized in connection with such exercise, and (ii) the number and value of unexercised options held as of December 31, 2005.



                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                               AND FY-END OPTION/SAR VALUES

        (a)                  (b)                (c)                      (d)                            (e)
                                                                 Number of Securities           Value of Unexercised
                                                                Underlying Unexercised              In-the-Money
                                                                   Options/SARs At                  Options/SARs
                            Shares                                    FY-End (#)                  At FY-End ($)(3)
                           Acquired           Value             ----------------------          --------------------
        Name             on Exercise(#)     Realized ($)     Exercisable    Unexercisable   Exercisable    Unexercisable
        ----             --------------     ------------     -----------    -------------   -----------    -------------

W. Allen Doane              76,200         2,345,272 (1)       253,499         155,001        6,727,428      2,683,126

James S. Andrasick          37,767           873,332 (2)             0          62,068                0      1,164,057

Stanley M. Kuriyama              0                 0            85,799          42,701        2,329,208        799,848

Matthew J. Cox              10,666           163,965 (2)         3,400          17,834           70,992        350,021

Christopher J. Benjamin      3,000            83,923 (2)         7,498          25,706          160,548        440,032



(1) Based on either (i) the mean of the highest and lowest sales price of A&B common stock on the date of exercise or (ii) the highest sales price of A&B common stock on date of exercise, in each case minus the exercise price.

(2) Based on the mean of the highest and lowest sales price of A&B common stock on the date of exercise, minus the exercise price.

(3) Based on the mean of the highest and lowest sales price of A&B common stock on December 30, 2005 ($54.385 per share), minus the exercise price.

         Retirement Plans. The A&B Retirement Plan for Salaried Employees ("Retirement Plan"), a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated annual retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Compensation Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.

                               PENSION PLAN TABLE

                                                          Years of Service
                                                          ----------------

Remuneration            15               20               25              30               35              40
------------            --               --               --              --               --              --
    $ 125,000         $31,612          $42,150         $52,687          $57,956          $63,225         $68,493
      150,000          38,550           51,400          64,250           70,675           77,100          83,525
      175,000          45,487           60,650          75,812           83,394           90,975          98,556
      200,000          52,425           69,900          87,375           96,112          104,850         113,587
      250,000          66,300           88,400         110,500          121,550          132,600         143,650
      300,000          80,175          106,900         133,625          146,987          160,350         173,712
      400,000         107,925          143,900         179,875          197,862          215,850         233,837
      500,000         135,675          180,900         226,125          248,737          271,350         293,962
      600,000         163,425          217,900         272,375          299,612          326,850         354,087
      700,000         191,175          254,900         318,625          350,487          382,350         414,212
      800,000         218,925          291,900         364,875          401,362          437,850         474,337
      900,000         246,675          328,900         411,125          452,237          493,350         534,462
    1,000,000         274,425          365,900         457,375          503,112          548,850         594,587
    1,100,000         302,175          402,900         503,625          553,987          604,350         654,712
    1,200,000         329,925          439,900         549,875          604,862          659,850         714,837
    1,300,000         357,675          476,900         596,125          655,737          715,350         774,962
    1,400,000         385,425          513,900         642,375          706,612          770,850         835,087
    1,500,000         413,175          550,900         688,625          757,487          826,350         895,212
    1,600,000         440,925          587,900         734,875          808,362          881,850         955,337
    1,700,000         468,675          624,900         781,125          859,237          937,350       1,015,462
    1,800,000         496,425          661,900         827,375          910,112          992,850       1,075,587
    1,900,000         524,175          698,900         873,625          960,987        1,048,350       1,135,712


         Retirement benefits are based on participants' average monthly compensation in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets. Credited years of service as of March 1, 2006 for the named executive officers are: Mr. Doane - 14.9, Mr. Andrasick - 5.8, Mr. Kuriyama - 14.1, Mr. Cox - 4.8 and Mr. Benjamin - 4.5.

         In addition, Mr. Doane participates in the A&B Executive
Survivor/Retirement Benefit Plan ("Executive Survivor Plan"). The Executive Survivor Plan provides for a pre-retirement death benefit equal to 50 percent of final base compensation for 10 years and, at such person's election upon retirement, either (i) a continuation of such death benefit or (ii) an additional retirement income benefit equal to 26 percent of final base compensation for 10 years.

         Change in Control Agreements. A&B currently has change in control agreements (the "Agreements") with Messrs. Doane, Andrasick, Kuriyama, Cox and Benjamin in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. Each Agreement has an initial one-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Agreements). Upon such termination of employment, the executive will be entitled to receive a lump-sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then-current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, if the executive's employment is terminated without cause or for good reason following a change in control of A&B. A&B will also reimburse executives for individual outplacement counseling services.

         Executive Severance Plan. In 2005, A&B adopted an Executive Severance Plan ("Severance Plan") for certain designated executives, including Messrs. Doane, Andrasick, Kuriyama, Cox and Benjamin. The purpose of the Severance Plan is to retain key employees and to encourage such employees to use their best business judgment in managing the Company's affairs. The Severance Plan provides certain severance benefits if a designated executive is involuntarily terminated without cause or laid off from employment as part of a job elimination/restructuring or reduction in force. Upon such termination of employment, the executive will be entitled to receive an amount equal to six months' base salary, payable in equal installments over a period of one year, and designated benefits. If the executive executes an acceptable release agreement, the executive shall receive additional benefits, including an additional six months of base salary and designated benefits, reimbursement for outplacement counseling services and a prorated share of incentive plan awards that would have been payable to the executive had he or she remained employed until the end of the applicable performance period.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee directs the management of A&B's executive compensation program. The Compensation Committee is composed entirely of independent Board members, and is assisted by an international management consulting firm that advises the Compensation Committee on compensation matters. The charter of the Compensation Committee is available on the corporate governance page of A&B's corporate website at www.alexanderbaldwin.com.

Compensation Philosophy

         The Compensation Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B shareholders and on the executive officers' individual performances. For 2005, approximately 76 percent of the compensation of named executive officers in the above Summary Compensation Table was in the form of performance-based compensation that was not guaranteed.

         An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, when warranted by corporate, business unit and individual performance, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B will be able to attract, retain and motivate executive officers. In light of the fact that achievement of above-average compensation is tied to corporate, business unit and individual performance, there is no assurance that this level of compensation will be achieved.

         Comparative data is provided by the Compensation Committee's independent compensation consultant and is based on national compensation survey data. The Compensation Committee periodically reviews executive compensation levels and plans. In general, A&B compensation levels are at market, benefits are competitive, perquisites are limited and severance/change in control amounts are appropriate. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones US Industrial Transportation Index.

         For 2005, based on the Company's performance, overall compensation for the named executive officers ranged from below median to above median; none of the named executive officers were at or above the 75th percentile.

         Consistent with the foregoing compensation objectives, the Compensation Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee nevertheless will consider the deductibility of executive compensation as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

         In accordance with the Compensation Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), (iii) annual incentive compensation pursuant to the Annual Incentive Plan ("Annual Incentive Plan"), and (iv) long-term incentive compensation pursuant to the 1998 Plan, which includes executive officers and other senior managers. Another component of long-term incentive compensation has been the Three-Year Performance Improvement Incentive Plan (the "Three-Year Plan"); however, as discussed below, there will be no awards granted under the Three-Year Plan for the 2005-2007 plan cycle.

Base Salary

         Adjustments to base salary, if any, are considered annually by the Compensation Committee. The Compensation Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Compensation Committee considers the executive officer's performance in the past year, the previously-described survey data pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming year for executive officers in the selected diversified group of companies, but does not consider any specific corporate performance factor. For 2005, the base salaries of the Chief Executive Officer and executive officers as a group were set to achieve the 50th percentile overall. No executive was paid above the 75th percentile.

Annual Incentives

         The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer or other key employee, the Compensation Committee considers corporate performance, individual performance and business unit performance (if applicable). Corporate performance counts toward 20 percent-60 percent of the incentive awards, depending upon the executive officer's responsibilities. For incentive awards granted for the 2005 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65 percent) and return on invested capital (35 percent). Business unit performance was measured by business unit pre-tax profit (100 percent). The relevant corporate performance factors and their relative weights are determined annually by the Compensation Committee, and therefore are subject to change for future plan cycles.

         The Annual Incentive Plan provides performance-based incentives to four groups of key employees, including executives, at the A&B corporate level or one of three strategic business units. Those individuals who are eligible under the One-Year Plan will not be eligible to participate in the Annual Incentive Plan. In determining the size of an incentive award, the Compensation Committee will consider, as applicable, corporate performance, individual performance or business unit performance. Corporate performance will be measured, in the case of an executive at the A&B corporate level, by the performance of A&B as a whole, and, in the case of an executive located at one of the strategic business units, by the performance of the applicable operating unit.

         Under either incentive plan, at the beginning of each one-year plan cycle, the goals for corporate performance factors, as well as the goals for the specific business units to which the executives are assigned and the goals for the individuals themselves, are identified, and threshold, target and extraordinary award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals under the applicable plan. Aggregate awards are limited by whether A&B or the business unit meets certain levels of performance set by the Compensation Committee at the beginning of each plan cycle. The Compensation Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

Long-Term Incentives

         The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and a limited number of other key employees who contribute materially to the financial success of A&B on the basis of individual performance, corporate performance and business unit performance (if applicable) over a three-year performance cycle. Corporate performance counts toward 20 percent-100 percent of the incentive awards, depending upon the executive officer's responsibilities. For incentive awards granted for the 2003-2005 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65 percent) and return on adjusted net assets (35 percent). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined at the beginning of each plan cycle by the Compensation Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position.

         There will be no awards granted under the Three-Year Plan for the 2005-2007 plan cycle, as the Company is relying more heavily on the use of stock options and restricted stock for compensation for that period.

         Stock option and/or restricted stock grants under the 1998 Plan are considered annually by the Compensation Committee. Such grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Specific terms of options granted in 2005 are described under the subsection of this Proxy Statement captioned "Option Grants." Restricted stock granted in 2005 will vest in three equal annual installments. If an employee retires, dies or becomes disabled prior to the end of the applicable period, all unvested shares automatically vest. Grantees receive dividends on the full amount of restricted stock granted, regardless of vesting, at the same rate as is payable on A&B's common stock generally.

         Stock options and/or restricted stock are granted at the discretion of the Compensation Committee. In determining the size of an award to an executive officer, the Compensation Committee considers, among other things, general industry survey data, general industry practice, and the shares covered by the award as a reflection of the executive officer's current and expected future contributions to A&B. The Compensation Committee also reviews previously-granted awards and amounts of awards outstanding.

         The Company has guidelines to encourage stock ownership by A&B executives. The expectation is that these guidelines will be achieved over a five-year period.

              Position                           Salary Multiple
              --------                           ---------------

              Chief Executive Officer                5x
              Named Executive Officers               3.5x
              Other Designated Executives            1x to 3.5x

Achievement of the guidelines may be met in either of two ways: 1) value of
                                                                   --------
stock: owning shares of A&B common stock with a value of 1 time to 5 times (as
-----
set forth above) the amount of the covered executive's salary as of the date the executive became covered by the guidelines; or 2) number of shares:
                                                      ----------------
owning a number of shares of A&B common stock which, at the time the executive became covered by the guidelines, would have had a then current value equal to 1 time to 5 times (as set forth above) the amount of the executive's salary at that time.

Chief Executive Officer Compensation

         For 2005, the Compensation Committee approved a base salary increase for the Chief Executive Officer, based on his performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the surveys used by the independent consultant. In this regard, the Compensation Committee's objective was to maintain a competitive base salary, which was accomplished based on the surveys used by the independent consultant. Mr. Doane received an award under the Three-Year Plan for the 2003-2005 performance cycle that was slightly above the exceptional level. Mr. Doane's award under the One-Year Plan for 2005 was slightly above the extraordinary level under the Plan, and the amount of the award was determined on the basis of the performance of A&B and Mr. Doane for the Plan year. Mr. Doane also received a stock option grant totaling 70,000 shares and a restricted stock grant of 48,000 shares in 2005. That grant was based on an overall review of corporate performance in 2004, without focus on any specific corporate performance measure, and an assessment of Mr. Doane's current and expected contributions to A&B. The full Board of Directors reviews the Chief Executive Officer's performance at least annually, using both financial and non-financial goals.

         The foregoing report is submitted by Mr. King (Chairman), Dr. Chun, and Messrs. Stockholm and Watanabe.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2005, the members of the Compensation Committee were Mr. King, Chairman, Dr. Chun, and Messrs. Stockholm and Watanabe. As set forth above under the subsection "Certain Relationships and Transactions," Mr. King owns a 6.1 percent interest, and his brother owns a 65 percent interest, in a corporation which has entered into a commercial lease with a subsidiary of A&B, and Mr. Watanabe is a partner in a law firm that performed legal services in 2005 for a limited liability company in which a subsidiary of A&B is a member.


AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors is composed of five directors, all of whom have been determined to be independent pursuant to the requirements of Nasdaq. Ms. Lau and Messrs. Dods, McKissick and Pasquale have been determined by the Board of Directors to be audit committee financial experts under the rules of the SEC. The Board of Directors has adopted a written charter for the Audit Committee.

         The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B's independent auditors, the results of the year-end audit of A&B, including the auditors' report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B's audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, has discussed and reviewed the results of the independent auditors' examination of the financial statements.

         The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

         In compliance with applicable SEC rules, the Audit Committee has adopted policies and procedures for Audit Committee approval of audit and non-audit services. Under such policies and procedures, the Audit Committee pre-approves or has delegated to the Chairman of the Audit Committee authority to pre-approve all audit and non-prohibited, non-audit services performed by the independent auditor in order to assure that such services do not impair the auditor's independence. Any additional proposed services or costs exceeding pre-approved cost levels require additional pre-approval as described above. The Audit Committee may delegate pre-approval authority to one or more of its members for services not to exceed a specific dollar amount per engagement. Requests for pre-approval include a description of the services to be performed, the fees to be charged and the expected dates that the services will be performed.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B's audited consolidated financial statements be included in A&B's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC. The Audit Committee also has appointed, subject to shareholder ratification, Deloitte & Touche LLP as independent auditors.

         The foregoing report is submitted by Mr. McKissick (Chairman), Mr. Dods, Ms. Lau, Mr. Pasquale and Ms. Shaw.


SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones US Industrial Transportation Index. The Dow Jones US Industrial Transportation Index is a published index, which includes A&B. For illustrative purposes, A&B again has chosen to display the Dow Jones US Real Estate Investment Index in the comparison.

[GRAPHIC OMITTED]

* $100 INVESTED ON DECEMBER 31, 2000 IN ALEXANDER & BALDWIN, INC. COMMON STOCK, THE S&P 500 STOCK INDEX, THE DJ US INDUSTRIAL TRANSPORTATION INDEX, AND THE DJ US REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.


                                       2000        2001        2002        2003        2004        2005
                                       ----        ----        ----        ----        ----        ----

Alexander & Baldwin, Inc.               100         106         106         143         184         240
S&P Composite - 500                     100          88          69          88          98         103
DJ US Industrial Transportation         100         113         116         149         192         214
DJ US Real Estate                       100         112         116         159         208         228


RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of A&B for the ensuing year, and the Audit Committee recommends that shareholders vote in favor of ratifying such appointment. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         For the years ended December 31, 2005 and 2004, professional services were performed by Deloitte & Touche LLP (including consolidated affiliates) as follows:

         Audit Fees. The aggregate fees billed for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2005 and 2004 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q were $1,557,150 and $1,582,062, respectively. $875,000 of the 2005 fees and $875,000 of the
         2004 fees represented Sarbanes-Oxley Section 404 attestation-related work.

         Audit-Related Fees. The aggregate fees billed for Audit-Related services for the fiscal years ended December 31, 2005 and 2004 were $94,250, and $226,652, respectively. The fees related to audits of employee benefit plans and research and consultation on vessel delivery for the fiscal year ended December 31, 2005, and to audits of employee benefit plans, research and consultation on joint ventures and vessel delivery, and consultation for Sarbanes-Oxley readiness (excluding
         Section 404 attestation work) for the fiscal year ended December 31, 2004.

         Tax Fees. There were no aggregate fees billed for tax services for the fiscal years ended December 31, 2005 and 2004.

         All Other Fees. There were no aggregate fees for services not included above for the fiscal years ended December 31, 2005 and 2004.


OTHER BUSINESS

         The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this Proxy Statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2007

         Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of A&B in the year 2007 must be received at the headquarters of A&B on or before November 6, 2006 in order to be considered for inclusion in the year 2007 Proxy Statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than January 27, 2007. A&B's Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 27, 2007 and not earlier than December 28, 2006.

                              By Order of the Board of Directors

                              /s/ Alyson J. Nakamura

                              ALYSON J. NAKAMURA
                              Secretary

March 6, 2006

PROXY CARD


                              ALEXANDER & BALDWIN, INC.
                      822 Bishop Street, Honolulu, Hawaii 96813


              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 27, 2006
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS1



                  The undersigned hereby appoints W. A. Doane,
               W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 27, 2006, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

                    (continued and to be signed on reverse side)

______________________________________________________________________________
                                FOLD AND DETACH HERE



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.
                                         ---
                                                     Please mark your         X
                                                     votes as indicated
                                                     in this example


1. ELECTION OF DIRECTORS (Check one box only): 01 M. J. Chun, 02 W. A. Doane, 03
                                               W. A. Dods, Jr., 04 C. G. King,
                                               05 C. H. Lau, 06 D. M. Pasquale,
                                               07 M. G. Shaw, 08 J. N. Watanabe.

   FOR all nominees        __                  (To withhold authority to vote
   listed to the right:   |__|                 for any individual nominee,
                                               check the "FOR all nominees"
   WITHOUT AUTHORITY                           box to the left and write the
   to vote for all nominees listed to          name of the nominee for whom
   the right:              __                  you wish to withhold authority
                          |__|                 in the space provided below.)

   ____________________________________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the auditors of the Corporation:

      FOR        AGAINST      ABSTAIN
       __          __           __
      |__|        |__|         |__|


3. In their discretion on such other matters as properly may come before the meeting or any adjournments or postponements thereof.



THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.


PLEASE SIGN EXACTLY AS NAME(S) APPEARS ABOVE

Signature____________________ Signature__________________ Date_________________


IMPORTANT: WHEN STOCK IS IN TWO OR MORE NAMES, ALL SHOULD SIGN. WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.


______________________________________________________________________________
                            FOLD AND DETACH HERE



                        Vote by Internet or Telephone or Mail
                            24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/alex

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.


                 If you vote your proxy by Internet or by telephone,
                    you do NOT need to mail back your proxy card.